Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES RESULTS FOR FIRST QUARTER

HUDSON, OH – May 15, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2007 first quarter ended April 29, 2006. Net loss for the first quarter of fiscal 2007 was $6.6 million, or $0.28 per diluted common share, compared with net income of $4.2 million, or $0.18 per diluted common share in the prior year.

Net sales for the first quarter increased 1.0% to $424.7 million from $420.7 million in the prior year. Same-store sales decreased 3.9% for the quarter, versus a same-store sales increase of 0.6% in the first quarter last year.

Review of Operating Results

Gross margins for the first quarter of fiscal 2007 decreased to 46.6% of net sales from 48.7% in the first quarter last year, due to higher markdowns compared to last year. As expected, in an effort to sell-through excess and discontinued inventory, the first quarter gross margin rate performance was significantly impacted.

Selling, general and administrative expenses increased to 44.7% of sales in the first quarter of fiscal 2007 from 42.9% in the first quarter last year. The increase in percentage is due to the lack of leverage resulting from the same-store sales performance, coupled with logistics costs related to the opening of the distribution center in Opelika, Alabama, and increases in operating expenses, primarily driven by increases in store fixed expenses and advertising, resulting from the larger number of superstores in our store base.

Alan Rosskamm, chairman and chief executive officer said, “As expected, our sales growth and gross margin rate remain challenged as we execute on our repair plan against a backdrop of soft industry conditions with lower customer demand. Although not evident in the numbers, we continue to make progress on our key repair plan initiatives, particularly in the areas of inventory reduction and expense control, as we implement better disciplines, which we expect will benefit our results as we progress through the year.”

Mr. Rosskamm, continued, “Our new Opelika, Alabama distribution center now serves approximately 170 of our stores, and we expect it to enhance the performance of our logistics network. Also, we are making substantial progress on our merchandise assortment project. This project should be completed by the beginning of the third quarter and will bring new, fresh merchandise to our stores which should help drive the business improvement we expect in the second half of fiscal 2007. I am confident that we are focused on the correct initiatives, which I expect will enable us to end the year as a more disciplined organization with a much stronger balance sheet and a significantly reduced debt balance.”

Change in Accounting for Stock-Based Compensation

Effective January 29, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment.” SFAS No. 123R, among other things, changes the way of accounting for forfeited share-based awards. Under the new standard, the Company is required to estimate forfeitures at the time of the award grant, rather than account for them as they occur. The Company had been expensing share-based awards without estimating forfeitures, and reduced the expense recognized as forfeitures actually occurred. Accordingly, as of the adoption date, the Company is required to reduce its previously recognized expense for forfeitures on existing awards which have not yet vested, which results in the reduction of previously recognized expense. The amount of this reduction is presented on the statement of operations as a cumulative effect of a change in accounting principle, net of tax. The cumulative adjustment increased first quarter 2007 earnings by $1.0 million, or $0.04 per diluted common share.

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #7843531

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 662 Jo-Ann Fabrics and Crafts traditional stores and 164 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, effective execution of the Repair Plan strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or wide spread severe weather, our inability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on attaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings
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JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005
(Dollars in millions, except per share data)
Net sales	$424.7	$420.7
Cost of sales	226.7	215.9

Gross margin	198.0	204.8
Selling, general and administrative expenses	189.7	180.6
Store pre-opening and closing costs	5.5	4.9
Depreciation and amortization	11.6	10.5

Operating (loss) profit	(8.8)	8.8
Interest expense, net	3.5	2.1

(Loss) income before income taxes and cumulative effect of accounting change	(12.3)	6.7
Income tax (benefit) provision	(4.7)	2.5

(Loss) income before cumulative effect of accounting change	(7.6)	4.2
Cumulative effect of accounting change, net of tax	1.0	—

Net (loss) income	$(6.6)	$4.2

(Loss) income per common share – basic:
(Loss) income before cumulative effect of accounting change	$(0.32)	$0.19
Net (loss) income	(0.28)	0.19
(Loss) income per common share – diluted:
(Loss) income before cumulative effect of accounting change	$(0.32)	$0.18
Net (loss) income	(0.28)	0.18
Weighted average shares outstanding (in thousands):
Basic	23,316	22,479

Diluted	23,316	23,208

OTHER INFORMATION
Number of stores open at period end:
Traditional stores	663	724
Superstores	162	125

	825	849

Square footage at period end (000’s):
Traditional stores	9,785	10,559
Superstores	6,468	5,124

	16,253	15,683

Average square footage per store:
Traditional stores	14,759	14,600

Superstores	39,924	41,000

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	April 29,	April 30,	January 28,
	2006	2005	2006
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$26.1	$43.2	$17.9
Inventories	463.0	446.4	514.7
Deferred income taxes	38.0	21.3	38.0
Prepaid expenses and other current assets	26.8	20.7	35.2

Total current assets	553.9	531.6	605.8
Property, equipment and leasehold improvements, net	333.9	238.8	331.7
Goodwill, net	—	27.1	—
Other assets	10.2	11.4	9.3

Total assets	$898.0	$808.9	$946.8

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$131.7	$153.2	$146.6
Accrued expenses	76.6	59.9	94.1

Total current liabilities	208.3	213.1	240.7
Long-term debt	190.0	100.0	203.7
Deferred income taxes	23.2	27.6	23.2
Lease obligations and other long-term liabilities	82.4	49.8	79.8
Shareholders’ equity	394.1	418.4	399.4
Total liabilities and shareholders’ equity	$898.0	$808.9	$946.8